Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 25, 2021, relating to the financial statements and financial highlights, which appears in Cohen & Steers Low Duration Preferred and Income Fund, Inc.’s Report on Form N-CSR for the year ended April 30, 2021. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

August 30, 2021